CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




   As independent public accountants, we hereby consent to the inclusion in this Form 10-K of our report dated November 20, 1996. It should be noted that we have not audited any financial statements of the Company subsequent to September 30, 1996, or performed any audit procedures subsequent to the date of our report.




   ARTHUR ANDERSEN LLP




   Houston, Texas



   May 12, 1997